Exhibit  99.1

FOR IMMEDIATE RELEASE

ARKANSAS BEST CORPORATION NAMES JAMES A. INGRAM

SENIOR VICE PRESIDENT — STRATEGIC DEVELOPMENT

(Fort Smith, Arkansas, November 1, 2011) — Arkansas Best Corporation (Nasdaq: ABFS) announces the appointment of James A. Ingram to the position of Senior Vice President — Strategic Development, effective today.  Mr. Ingram, who is 44 years old, has been with the corporation for 21 years and currently serves as Arkansas Best’s Vice President — Strategic Development.

In this role, Mr. Ingram has responsibility for the strategic growth initiatives of Arkansas Best Corporation, leading the continued development and diversification of the company’s logistics service offerings.  Additionally, Mr. Ingram will retain his current line management responsibilities for the transportation brokerage and logistics subsidiaries of Arkansas Best.

“Throughout much of his career at our company, Jim Ingram has been directly involved in the development and growth of new initiatives that broaden the scope of services we offer our customers,” said Judy R. McReynolds, Arkansas Best President and Chief Executive Officer.  “Going forward, he will direct our corporate efforts to enhance and expand existing offerings and to review potential transportation-related acquisition opportunities.  Jim’s leadership in these areas will be critical in leveraging dedicated resources to grow our company in order to best serve the supply chain needs of our customers.”

Since April 2010 Mr. Ingram has served Arkansas Best as Vice President of Strategic Development.  Prior to that, beginning in February 2006, he was Vice President of Market Development overseeing specialized services and development of new products.  He began his career with the corporation in 1990 as an analyst in ABF®’s pricing department.  He held various positions within that department before being named ABF’s Director of Quotation Services in 2000.

Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company.  ABF Freight System, Inc., Arkansas Best’s largest subsidiary, has been in continuous service since 1923.  ABF has evolved from a local less-than-truckload (LTL) motor carrier into a global provider of customizable supply chain solutions.  More information is available at arkbest.com and abf.com.

Contact:     Mr. David Humphrey, Vice President, Investor Relations and Corporate Communications

Arkansas Best Corporation

Telephone: (479) 785-6200

END OF RELEASE